UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
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Herman Miller, Inc.

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August 30, 2016

Dear Fellow Herman Miller Shareholder

It’s no coincidence that over the last 50 years, Herman Miller has been at the center of virtually every game-changing innovation the office furniture industry has seen - and we’re just getting started. At the heart of Herman Miller has always been a culture motivated by a sense of purpose and ownership; and driven to create inspiring designs to help people do great things. As we look to the future, we’ve combined a powerful family of brands, a commitment to innovation and an unrivaled global distribution channel to position ourselves for growth.

Fiscal 2016 was a year of significant accomplishments towards our long-term goals. We increased sales in fiscal 2016 by 5.7% to $2.26 billion, an all-time record level of sales for our company, and grew adjusted earnings per share by 19%(1) compared to last year. These results are a clear tribute to the talent and effort of our people. I would like to highlight the meaningful progress we made on a number of important priorities during the past year.

Expand sales knowledge base
Over the past few years we have significantly increased the breadth of our solution set to respond to the changing landscape of the modern work place. This past year, we made a significant investment in training and education for our dealers, and sales and design professionals. Specifically, we created and implemented a series of “Bootcamps” that markedly increased our commercial teams’ knowledge of our expanded offer and provided the tools they need to win.

Align sales deployment model
Next, we re-engineered our sales deployment model to ensure we are best aligned to serve our dealers and increase our share of their business. To get there, we developed and launched a new Channel Sales Manager role and team. This team is responsible for the geographic deployment of all of our brands and capabilities to our dealers. We are really excited by the early progress of this team and think it holds great promise.

We reorganized our sales efforts around Healthcare, Government and Education; changes that led to better coverage of opportunities and better alignment of skill sets, enabling us to put additional resources on the largest healthcare and government organizations. We’ve already seen results, and these changes will pay great dividends as we offer all of Herman Miller's expanded capabilities to these large and complex organizations.

Increase innovation through enhanced new product commercialization process
Given our expanded, addressable market and the accelerated pace of change in our customers lives, we need to increase the size of our innovation pipeline and reduce our time to market. To achieve this objective, we began the implementation of a plan that includes the creation of an “innovation kitchen” to increase our ability to source and evaluate innovative ideas. In addition, we streamlined our organizational structure and processes for managing our new product commercialization process. We believe these changes will increase the speed of decision- making and ensure we have improved balance between short cycle product improvements, new platforms and breakthrough innovation. This year at NeoCon, we launched in excess of 20 new products, including products from our R&D studios in Herman Miller, Geiger, The Collection, Nemschoff, Herman Miller U.K., and Maharam. The breadth and quality of this work was impressive, and we were recognized with a number of awards. Even more important, we have a robust pipeline full of new ideas that will continue to produce new products for us over the coming years.

In addition to reorganizing internal development, we recently announced a strategic partnership with U.K.-based, Naughtone. This partnership will augment our offering of furnishings for areas in work environments beyond our historical focus on individual work stations. Naughtone will also add to the operational capabilities needed to serve the EMEA region.

Enrich the way customers experience Herman Miller
We have been implementing a multi-year plan to create the best customer experience in our space. This includes a dealer branding campaign, upgrades to our global showroom portfolio and converting our Design Within Reach studio portfolio to a larger footprint. As of the end of this fiscal year, 35% of our United States dealers had implemented the new brand standards in their markets. Last year, we reset each of our global showrooms to reflect our best thinking of what is required to create an inspiring work place and demonstrate our expanded portfolio of solutions. This past year, we opened new showrooms in Washington, D.C. and New York. The New York showroom is our first flagship location and unites our Herman Miller, Geiger, Collection and Maharam brands. This location includes the first Herman Miller branded retail studio in the United States and serves as the home for our talented team in this region.

(1) Non-GAAP measurement: see accompanying reconciliation and explanation at page 54.

Position the Consumer business for future growth
While we experienced growing pains in our Consumer business this year and have more work to do, we continue to believe the strategic drivers that led us to invest in this segment are a great opportunity for us. These factors include the convergence of work and home environments, the power of a multi-channel capability to increase our addressable market, and the permission consumers have given the Herman Miller brand to serve them.

A number of actions this year have us well-positioned to connect with consumers and grow in this market. A core part of our Consumer strategy continues to be the transformation of our Design Within Reach studio portfolio. The primary objective is to improve the customer experience with larger studios that enable the customer to envision a modern living environment and showcase our expanded portfolio of products. This past year, we opened new studios in Scottsdale, Arizona, and Berkley, California. To be frank, this was below our plan of opening six new studios. Overall the number of studios declined this past year from 33 to 29, and our total square footage was essentially flat. While we are never happy missing an objective, we believe the team made the right long-term decision to be selective about location, and they’ve built a strong backlog of new studios to open over the next 12 to 18 months. We enter fiscal 2017 with nine new or expanded studios under contract and in our plans.

We made significant investments in brand awareness and customer acquisition. These efforts included a mobile-optimized web platform and rolling out a new sourcebook to highlight the breadth of our offer for the design trade channel. We have also started to introduce the Design Within Reach offer to our contract dealers. In addition, we have taken proactive steps to improve the effectiveness of our catalog program, which continues to be an important driver of customer acquisition.

Finally, we implemented a new ERP system during the second quarter of the year. We believe this investment, along with improvements we are making in logistics, will improve efficiency, enable our sales professionals to better serve their customers, and improve the customer’s experience from purchase to delivery.

New and enhanced operational capabilities
We opened new operational facilities in the United Kingdom and India to improve operational efficiency and our ability to serve customers and dealers in EMEA and Asia. In Melksham, U.K., our new Portal Mill facility combines manufacturing and distribution under one roof, replacing the buildings we had outgrown in Bath and Chippenham. Over the past few years, we have built a strong dealer channel to serve the fast growing Indian market. This past year we opened a new manufacturing and distribution facility in Bangalore, India, to complement our regional manufacturing capabilities in China. This capability will enable us to improve our response time to customers and improve the competitiveness of our offer.

Deliver on the promise of Living Office
We made a number of steps which will enable us to deliver on the promise of the Living Office, our comprehensive approach to workplace design. We began to roll out a number of case studies that demonstrate how the application of the Living Office can improve our customers' businesses and the lives of their people. One very promising new facet of our ability to deliver Living Offices involves connecting people and organizations digitally with their workplace. We developed a number of new products and partnerships that will enable us to deliver on our strategy of the connected and quantified office: Smart Furnishings, Smart Settings, and Smart Places. These intriguing new products and digital connections combine productivity with better health, put in place customized adjustments at the work station level, and allow individuals to use our products-especially their ergonomic features-with much greater effect. We envision dashboards that provide organization’s analytics on the health of employees and the utilization of facilities. These capabilities, combined with our growing breadth of solutions beyond the workstation, significantly enhanced our ability to deliver on the promise of the Living Office we introduced four years ago.

Taking our Shift strategy to a new level
Five years ago we began to pursue a strategy we called Shift. We adopted this strategy in view of enormous and dramatic changes in the ways people work, changes in demographics, technological changes, and changes in our markets. In retrospect, the key changes we anticipated have indeed played out, and they continue to gain strength and impact on our and our customers’ worlds. Our strategy envisioned four shifts we had to make for us to navigate these changes:

•	From product focus to complete solutions;

•	From North America-centric to global;

•	From office products to products for everywhere;

•	From an industry brand to an industry + consumer brand.

These shifts required us to change our perspective on our business, on our geographies, on our customers and on the ways we portrayed Herman Miller’s products, business and community to the world. These four shifts remain our north star.

This year we have added one additional shift-Product Marketing to Pull Marketing-that we believe is required for us to reach the full velocity of our transformation. In other words, we believe this additional shift will put our strategy into Overdrive, and that is what we have renamed our strategy.

Our performance over the past five years gives us confidence that we are headed in the right direction. We have enlarged our addressable market by almost 50% to $35 billion in the past five years. We have a unique and incredibly strong global distribution channel in 109 countries, consisting of over 600 dealers, 29 studios, and a growing e-commerce connection to consumers. We have a consistent global brand presence reflected in our buildings, showrooms, retail studios and dealers. We have solidified our position as one of the leaders in design around the world. Now, with all of these major building blocks in place, we believe we can build on our position and achieve sustained levels of growth in sales and profitability.

An ongoing sense of purpose and commitment
Over the last century, Herman Miller has come to stand for many things. Chief among these are a thoughtful, human-centered approach to modern design; revolutionizing the ways people work, learn, heal and live; doing our best for the environment; and thinking differently about how a company and its leaders can serve the people who make it up. These qualities and our ongoing aspiration to exemplify them at Herman Miller will not change.

As we continue our transformation to a modern lifestyle company connected to consumers and organizations around the world, we will bring all the talents and skills of the 8,000 Herman Miller employees to bear on our goals. We promise to pursue our mission-inspiring designs to help people do great things. And we strongly believe that fulfilling our mission will lead us to achieving the goals we have set.

Thanks, as always, for your faithful support and interest through your ownership of Herman Miller. I believe this stage of Herman Miller’s impressive history is one of the most exciting periods yet.

Sincerely,
Brian C. Walker
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
The Annual Meeting of the Shareholders of Herman Miller, Inc. (the “Company”) will be held on October 10, 2016, by means of remote communication on the Internet at www.virtualshareholdermeeting.com/MLHR16, at 10:30 a.m. (ET) for the following purposes:

1.	To elect four directors, each for a term of three years

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm

3.	To vote, on an advisory basis, to approve the annual compensation paid to the Company's named executive officers

4.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on August 12, 2016, will be entitled to vote at the meeting.

Please note that this year's Annual Shareholders' Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you request paper materials:
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting via the internet by visiting www.virtualshareholdermeeting.com/MLHR16 and following the instructions. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors
H. Timothy Lopez, Secretary
August 30, 2016

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated August 30, 2016
This Proxy Statement and the accompanying Proxy, which we are making available to shareholders on or about August 30, 2016, are furnished to the shareholders of Herman Miller, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 10, 2016, at 10:30 a.m. (ET). Please note that this year's Annual Meeting will once again be held via the Internet rather than in person.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Herman Miller, Inc. and its subsidiaries.
What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote. This proxy statement was first made available to the shareholders on or about August 30, 2016.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. This supports our on-going commitment to sustainability by reducing the amount of paper needed to produce this report and at the same time reduces our cost associated with mailing the proxy materials to shareholders.
On or about August 30, 2016, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Where is this year’s proxy statement available electronically?
You may view this proxy statement and the 2016 annual report electronically by going to www.proxyvote.com.
Who can vote?
Only record holders of our common stock at the close of business on August 12, 2016 can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, then you are the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

6 2016 Proxy Statement

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•
Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, October 9, 2016.

•
By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, October 9, 2016.

•	In Writing: If you received a proxy card, complete, sign, and date the proxy card and return it in the return envelope that we provided with your proxy card.

•	At the Annual Meeting: Log on to the Internet at www.virtualshareholdermeeting.com/MLHR16. At this site, you will be able to vote electronically. You will also be able to submit questions.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the four directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 3, 2017 and for the non-binding, advisory proposal to approve the compensation of our Named Executive Officers.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
(1) delivering written notice of revocation to the Corporate Secretary of the Company, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;
(2) submitting another properly completed proxy card that is later dated;
(3) voting by telephone at a subsequent time;
(4) voting via the Internet at a subsequent time; or
(5) voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner that your brokerage firm, bank or other nominee has prescribed.
How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.
Shares are counted as present at the meeting if the shareholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet); or

•	Is present at the Annual Meeting and votes electronically at the meeting.

On the Record Date, there were 60,010,540 shares of common stock issued and outstanding. Therefore, at least 30,005,270 shares need to be present at the Annual Meeting.
What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of four directors to serve three-year terms expiring in 2019; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 3, 2017 and (iii) a non-binding advisory proposal on the compensation of our Named Executive Officers, otherwise known as a “say-on-pay” proposal. We describe these matters more fully in this proxy statement.

How many votes are needed for each proposal?
Except with respect to the election of directors, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. The directors are elected by a plurality of votes. This means that the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. A “withhold authority” vote will have no effect on the election of a particular nominee. However, our Board's Governance Guidelines include a form of majority voting for directors. Under the Governance Guidelines, in an election where the only

Herman Miller, Inc., and Subsidiaries 7

nominees are those recommended by the Board, any director who receives a greater number of votes "withheld" than those "for" must tender his or her resignation. Under the Guidelines, the Nominating and Governance Committee will consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board must act on the resignation no later than 90 days after certification of the shareholder vote at the meeting. The Company will publicly disclose the Board's decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
If your shares are held by a broker, bank or other nominee, the holder of your shares cannot vote your shares on the election of directors or the say-on-pay vote unless it has received voting instructions from you. Each of these matters is considered a non-routine matter, and if you fail to provide instructions, the result is a “broker non-vote”.
Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. Abstentions and broker non-votes are not, however, counted as votes cast on matters submitted for shareholder vote.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.
What alternatives do I have in voting on each of the proposals?
Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.
Will the Annual Meeting be Webcast?
Yes. You may attend and participate in the Annual Meeting by logging onto the Internet at www.virtualshareholdermeeting.com/MLHR16. At this site, you will be able to vote electronically and submit questions during the meeting. You will need the 12-digit control number that you received with your proxy card or Notice of Internet Availability to enter and attend the meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on October 10, 2016
This proxy statement along with our annual report are available at: www.proxyvote.com.
You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2016, as filed with the SEC, without charge upon written request to the Secretary of the Company, Herman Miller, Inc., 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302.

8 2016 Proxy Statement

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s fiscal 2016 performance, please review the Company’s Annual Report on Form 10-K for the year ended May 28, 2016.
Voting Matters and Board Recommendations
The Board is not aware of any matter that will be presented for a vote at the 2016 Annual Meeting of Shareholders other than those shown below.

Herman Miller, Inc., and Subsidiaries 9

Financial Highlights from Fiscal 2016
Net sales increased in 2016 to $2.26 billion, an increase of 5.7% from the prior fiscal year and an all-time record level of sales for the company. Orders for the year were $2.28 billion, a year over year increase of 6.2%. Each of our business segments delivered sales growth for the year, despite facing foreign currency exchange headwinds. Strong gross margin performance coupled with effective expense management resulted in a 19% increase in adjusted EPS (1) to $2.17. We also delivered operating cash flows of $210 million for the year, an increase of 25% over the prior fiscal year. A share repurchase program initiated in the 2nd quarter of fiscal 2016 and the recent announcement of our fifth dividend increase in the past four years continues to enhance our returns to shareholders. These factors drove return on invested capital of approximately 22% for the full fiscal year.
Sales growth in the North American business segment helped drive meaningful growth in profitability for the segment and was fairly broad based across industry sectors, with the notable exception of energy which continues to reflect that sector’s challenging economic backdrop. The Living Office framework, through new product launches, showroom re-sets, and training events during the year, reinforced our leadership in helping customers realize higher performing environments.
Our ELA business segment recorded strong organic sales growth (1) of 7% for the year, led by increases in China, India, Australia, Mexico and the Middle East. A robust slate of new product launches and new manufacturing capability in India established near the beginning of the fiscal year positions us for further global growth.
Our Consumer segment reported sales growth of 7% over last year, although on an organic basis, segment sales were down 4% and profitability was lower than the prior fiscal year. Results were impacted by a net reduction in square footage from the beginning of the year from the closure of a number of smaller, legacy studios, lower studio revenues, pressure from actions taken to rationalize the wholesale channel, and investments in a new ERP system that provides important capabilities for the future. Design Within Reach remains well positioned to deliver long-term shareholder value through real estate transformation that is expected to increase selling square in larger format studios by nearly 100,000 square feet next year, planned launches of several exclusive product designs and a growing contract business - highlighting the potential that exists with our multi-channel strategy.
The Specialty segment posted growth in sales and profitability in fiscal 2016 across all of its businesses. The Specialty brands of Geiger, Maharam, and the Herman Miller Collection represent a powerful combination of inspiring brands that connect us to architect and design specifiers, expand our market opportunity, and serve as an increasingly important part of our economic engine.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations at page 54.

10 2016 Proxy Statement

Proposal #1 - Election of Directors
The Board of Directors of the Company has nominated Dorothy A. Terrell, Lisa A. Kro, David O. Ulrich and Michael A. Volkema for election as directors. Ms Terrell has been nominated to serve a one-year term until the 2017 annual meeting of shareholders; the other three nominees would serve until the 2019 annual meeting. As stated in our Bylaws, a person may not be elected as a director for a term that expires later than the annual meeting after attaining age 72. As such, Ms. Terrell, who is currently 71, is being nominated for a one year term only. Each of the nominees is now serving as a director and previously has been elected as a director by our shareholders, and the Board approved each of the nominees following the recommendation of our Nominating and Governance Committee.
We include more information about the nominees below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors, at its discretion, may designate substitute nominees, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.
A plurality of the votes cast at the Annual Meeting is required to elect the nominees as our directors. Accordingly, the four individuals who receive the largest number of votes cast at the Annual Meeting will be elected as directors. Shares not voted at the Annual Meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the Annual Meeting. In an election where the only nominees are those that the Board recommended, any director who receives a greater number of votes “withheld” than those “for” must tender his or her resignation under the majority voting provisions of our Board Governance Guidelines. Under those Guidelines, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board must act on the resignation no later than 90 days after certification of the shareholder vote at that meeting. The Company will publicly disclose the Board’s decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
Following this year’s Annual Meeting of shareholders, the Board of Directors will consist of twelve directors, of which eleven are independent. The maximum number of directors for the Board is thirteen. The Amended and Restated Bylaws of Herman Miller, Inc. require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation except Ms. Terrell, who will hold office for only one year.
The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

						Board Committees		
	Age	Director Since	Independent	Other Public Directorships	NGC	AC	ECC	EC
Lisa A. Kro Co-Founder, Managing Director Mill City Capital L.P.	51	2012	X	Famous Dave's of America		C		X
Dorothy A. Terrell * Founder and Managing Partner FirstCap Advisors	71	1997	X	General Mills, Inc.	C			X
David O. Ulrich Rensis Likert Collegiate Professor of Business Administration University of Michigan	62	2001	X	N/A	X			
Michael A. Volkema Chairman of the Board Herman Miller, Inc.	60	1995	X	Wolverine Worldwide, Inc.				C

* Ms. Terrell's term is to expire in 2017 as a result of retirement.

Herman Miller, Inc., and Subsidiaries 11

Directors Whose Terms Expire in 2017

						Board Committees		
	Age	Director Since	Independent	Other Public Directorships	NGC	AC	ECC	EC
Mary Vermeer Andringa Chief Executive Officer and Board Chair Vermeer Corporation	66	1999	X	N/A	X			
Brenda Freeman Chief Marketing Officer National Geographic Channel	47	2016	X	Under Armour, Inc.				
J. Barry Griswell Retired, President and Chief Executive Officer Community Foundation of Greater Des Moines	67	2004	X	Och-Ziff Capital Management Group LLC Voya Financial Inc. National Financial Partners Corp.			C	X
Brian C. Walker President and Chief Executive Officer Herman Miller, Inc.	54	2003		Briggs & Sratton Universal Forest Products				

Directors Whose Terms Expire in 2018

David A. Brandon Chairman and Chief Executive Officer Toys “R” Us, Inc.	64	2011	X	Dominos’ Pizza, Inc. DTE Energy Company Kaydon Corporation			X	
Douglas D. French Managing Director Sante Health Ventures	62	2002	X	N/A		X		
John R. Hoke III Vice President Global Design Nike, Inc.	51	2005	X	N/A			X	
Heidi J. Manheimer Independent Consultant	53	2014	X	N/A		X		

NGC: Nominating and Governance Committee
AC: Audit Committee
ECC: Executive Compensation Committee
EC: Executive Committee
C: Chair
X: Member

12 2016 Proxy Statement

Information about the Nominees and Directors
Certain information with respect to the nominees for election at Annual Meeting, as well as each of the other Directors, is set forth below and on the following pages, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the Company. Additional information about each continuing Director is also included that describes some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

Nominees for Election as Directors for Term to Expire in 2019
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Lisa A. Kro, 51	2012	Co-Founder, Managing Director	Famous Dave's of America
		Mill City Capital L.P. since 2010
		Managing Director and CFO, Goldner Hawn Johnson & Morrison
		2004 to 2010

Ms. Kro is a founding partner of Mill City Capital, L.P., a private equity firm, where she is Managing Director. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.
Ms. Kro's service in auditing as well as her experience in the finance and capital environments enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including previous service as the financial expert on the audit committee of another publicly-traded company, contributes to the oversight of the Company's financial accounting controls and reporting; accordingly, the Board recommended her nomination for re-election as a director.

Dorothy A. Terrell, 71	1997	Founder and Managing Partner, FirstCap Advisors	General Mills, Inc.
		since 2010
		Venture Partner, First Light Capital
		from 2003 to 2010

Ms. Terrell is the Founder and Managing Partner of FirstCap Advisors, a venture capital and advisory firm committed to helping innovative technology companies move successfully through the critical early stages of product and business development. Prior to this she was a Partner at First Light Capital, a venture capital fund investing in early stage products and service companies in enterprise software and integration, communications and business-to-business e-commerce. Concurrent with her service to First Light Capital, she was President and CEO of the Initiative for a Competitive Inner City, a national not-for-profit organization. Ms. Terrell has over twenty-five years of experience in the technology industry. At NMS Communications she was Senior Vice President of Worldwide Sales and concurrently President of Platforms & Services Group. She was also a Corporate Officer at Sun Microsystems, Inc. and President of its subsidiary, SunExpress.

Ms. Terrell's experience as a senior executive, her knowledge and service in the technology arena and service to other boards led the Board of Directors to recommend that she continue to serve as a director.

David O. Ulrich, 62	2001	Professor, University of Michigan since 1982	None

Dr. Ulrich is the Rensis Likert Collegiate Professor of Business Administration at the University of Michigan. He also provides counsel to more than half of the Fortune 200 companies, focusing on strategic management and competitive advantage issues as well as human resource management, leadership culture and talent. He has published thirty books and hundreds of articles on these and related topics.

Dr. Ulrich's academic research and consulting on strategic management and other business issues, among other factors, contributed to the recommendation by the Board of Directors that his service continue as a director.

Michael A. Volkema, 60	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
since 2000

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than thirty years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies and industry experience. These factors contributed to his recommendation by the Board for continued service as a director.

Herman Miller, Inc., and Subsidiaries 13

Directors Whose Terms Expire in 2017
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Mary Vermeer Andringa, 66	1999	Chair of the Board	None
		Vermeer Corporation since November 2015
		Chief Executive Officer and Chair of the Board
		Vermeer Corporation from November 2014 to October 2015
		President and Chief Executive Officer
		Vermeer Corporation from 2003 to October 2014

Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. She served as President and Chief Executive Officer of Vermeer from 2003 to November 2014. At that time she became Chief Executive Officer and Chair of the Board. She transitioned exclusively to Chair of the Board in November 2015. Ms. Andringa's tenure with Vermeer has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over thirty years of manufacturing experience, Ms. Andringa is past Chair of the National Association of Manufacturers which represents over 10,000 U.S.-based manufacturing entities.
Ms. Andringa's experience as a chief executive officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives as well as her involvement in international product sales and distribution provides an important resource to management and the Board of Directors.

Brenda Freeman, 47	2016	Chief Marketing Officer, National Geographic Channel	Under Armour, Inc.
		since February 2015
		Global Head of Television Marketing, DreamWorks Animation SKG
		April 2014 to February 2015
		Chief Marketing Officer, Turner Animation
		2008 to April 2014

Ms. Freeman is the Chief Marketing Officer for National Geographic Channel and Nat Geo Wild. Previously, Ms. Freeman was Global Head of Television Marketing for DreamWorks Animation. Prior to DreamWorks Animation, Ms. Freeman spent six years at Turner Broadcasting, most recently as Chief Marketing Officer for Turner Animation, Young Adults and Kids Media. Before that she served as SVP of Integrated Marketing and Promotions for the Nickelodeon MTVN Kids and Family Group. She was appointed to the Board of Directors of Herman Miller, Inc. in January 2016.
Ms.Freeman's experience as marketing executive and her specific experience with the digital marking and programming brings significant strength to the Board in advising management as it develops and executes the company’s brand and demand pull marketing strategies.

J. Barry Griswell, 67	2004	President and CEO, Community Foundation of Greater	Och-Ziff Capital Management
		Des Moines 2008 to 2013	Group LLC
			Voya Financial Inc.
			National Financial Partners Corp.

Mr. Griswell is the retired Chairman and Chief Executive Officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than thirty years of financial services experience, Mr. Griswell was the President and CEO of MetLife Marketing Corporation prior to joining The Principal. He is a former director and non-executive chairman of the board of the Principal Financial Group. Mr. Griswell is currently a director of Och-Ziff Capital Management Group where he serves as the chair of the Executive Compensation Committee, and is a member of the Audit Committee and the Nominating and Governance Committee. He also is a director of Voya Financial where he serves on the Audit Committee and the Nominating and Governance Committee and as chair of the Executive Compensation and Benefits Committee.
Mr. Griswell's financial expertise, governance experience and service as an executive of a publicly-traded corporation make him a key contributor to the Board of Directors.

Brian C. Walker, 54	2003	President and Chief Executive Officer	Briggs & Stratton Corporation
		Herman Miller, Inc. since 2004	Universal Forest Products

Since 2004, Mr. Walker has served as President and Chief Executive Officer of the Company. Previously, he held other executive leadership positions with the Company having served as the Chief Operating Officer of Herman Miller Inc., President of Herman Miller North America and Chief Financial Officer. Mr. Walker is a Certified Public Accountant and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation.

Mr. Walker is the only member of Company management on the Board of Directors, which provides an important link to the Company's ongoing business operations and challenges. Moreover, Mr. Walker's knowledge of the Company's history and culture, operational and executive leadership roles with the Company, accounting acumen and governance experience make him an important contributor to the Board's deliberations.

14 2016 Proxy Statement

Directors Whose Terms Expire in 2018
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

David A. Brandon, 64	2011	Chairman and CEO, Toys "R" Us, Inc.	Domino's Pizza, Inc.
		since July 2015	DTE Energy Company
		Director of Intercollegiate Athletics, University of Michigan	Kaydon Corporation
2010 to October 2014

Mr. Brandon is the Chairman and Chief Executive Officer of Toys "R" Us, Inc., a retailer of toys and juvenile products. Mr. Brandon served as the Director of Intercollegiate Athletics at the University of Michigan from 2010 to October 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., an international pizza delivery company operating over 9,000 stores in over 60 countries. Mr. Brandon was also President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of its Board of Directors from 1997 to 1998.

Mr. Brandon's years of experience as a Chief Executive Officer of several publicly-traded companies, his experience in global brand management and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, 62	2002	Managing Director, Santé Health Ventures	None
		since 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.
Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, 51	2005	Vice President, Nike Global Design,	None
		since 2010

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories and services in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board discussions and decisions.

Heidi J. Manheimer, 53	2014	Independent Consultant since October 2015	None
		Chief Executive Officer, Shiseido Cosmetics America
		from 2006 to September 2015

Ms. Manheimer served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from January 2006 to September 2015, as President of U.S. Operations from 2002 to 2006 and as Executive Vice President and General Manager from 2000 to 2002. Prior to that she spent seven years at Barney's New York and seven years at Bloomingdales in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both e-commerce and international business practices and service as a board member for both profit and nonprofit businesses led the Board of Directors to appoint her as a director in fiscal year 2014.

The Nominating and Governance Committee has not received any nominations from any of our shareholders in connection with our 2016 Annual Meeting. The nominees who are standing for election as directors at the 2016 Annual Meeting are incumbent directors.

Herman Miller, Inc., and Subsidiaries 15

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, strong oversight of corporate risk management, ethical conduct and compensation. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines ("Guidelines"). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets requirements. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualifies as an independent director under the NASDAQ listing standards. Our Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.
The Guidelines, with respect to the position of Chief Executive Officer (“CEO”) and Chairperson, state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director who acts as a liaison between directors and the CEO/Chairman and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate.

The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee and, if applicable, recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions.

During the past fiscal year the Business Risk Group reviewed the Company's compensation policies and practices to determine if those policies or practices are likely to have a material adverse impact on the Company. The Business Risk Group conducted its review in late 2015 and provided a report to the Committee in January 2016. In conducting its review of the compensations plans, the Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions and “clawbacks.” Based on the evaluation, the Committee determined that the Company's compensation policies and practices are not likely to create a material adverse impact on the Company.

Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to the various board committees as described in the committee charters.

Code of Conduct
Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/legal/corporate-code-of-conduct.html. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed on the Company's website. The Code of Conduct was last modified in December 2009. The Code of Conduct is reviewed annually and there were no modifications to or waivers of the code in fiscal 2016. The Code of Conduct meets the requirements of the NASDAQ listing standards.
Determination of Independence of Board Members
As required by our Guidelines, our Board has determined that each of our directors, other than Mr. Walker, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules. Our Board also determined that each member of the Audit Committee, and Executive Compensation Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

16 2016 Proxy Statement

Corporate Governance and Board Matters (continued)
Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. We hold the Annual Meeting via the Internet, and the directors are encouraged to join the webcast. All eleven of our directors did so for our 2015 Annual Shareholders Meeting. During fiscal 2016, the Board held four meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions, without the presence of management, at the conclusion of each regularly scheduled Board meeting.
Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.
Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected) and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Guidelines explain that the Company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Nominating and Governance Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, and experience as a senior executive of a public company. The Nominating and Governance Committee may also consider such factors as race and gender as well as experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Nominating and Governance Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Nominating and Governance Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board believes that all candidates, including those that shareholders recommend, should be evaluated in the same manner.

Under our Bylaws and Governance Guidelines, no person is to be elected as a director: (a) after he or she attains age 72 or (b) for a term that expires later than the annual meeting of shareholders at or immediately after such person attains age 72.

Herman Miller, Inc., and Subsidiaries 17

Board Committees
Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:
Nominating and Governance Committee
We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), Mary V. Andringa and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the Chairman of the Board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The Committee met five times during the last fiscal year.
Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (chair), Douglas D. French and Heidi J. Manheimer. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls and risk management on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Executive Compensation Committee
We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), David A. Brandon and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, approves the grants of employee stock options and other equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement. The Committee met four times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, Lisa A. Kro and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met four times during the last fiscal year.
Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

18 2016 Proxy Statement

Proposal #2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending June 3, 2017. Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Disclosure of Fees Paid to Independent Auditors
Aggregate fees billed to us for the fiscal years ended May 30, 2015 and May 28, 2016, by our independent registered public accounting firm, Ernst & Young were as follows:

Fiscal Year Ended	May 30, 2015	May 28, 2016
Audit Fees(1)	1,563,000	1,585,552
Audit Related Fees	—	—
Tax Fees(2)	25,300	20,773
Total	$1,588,300	$1,606,325

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in our annual report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for tax compliance, tax advice and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by Ernst & Young and other firms. This policy requires the Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

Herman Miller, Inc., and Subsidiaries 19

Report of the Audit Committee
The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the company; the audits of the company’s financial statements and management’s assessment of the company’s internal controls; the qualifications of the public accounting firm engaged as the company’s independent registered public accounting firm; and the performance of the company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on the Company's web site at http://www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
Management is responsible for the preparation, presentation, and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for auditing and providing an opinion on the effectiveness of the company’s internal control over financial reporting.
We have reviewed-and discussed with management and Ernst & Young LLP-the company’s audited financial statements for the year ended May 28, 2016, management’s assessment of the effectiveness of the company’s internal controls over financial reporting, and Ernst & Young LLP’s evaluation of the company’s internal controls over financial reporting.
We have discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from Ernst & Young LLP per the applicable requirements of the PCAOB regarding Ernst and Young LLP's communications with the Audit Committee around independence and we have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended May 28, 2016, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2017. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (chair)	Heidi J. Manheimer	Douglas D. French

20 2016 Proxy Statement

Proposal #3 - Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our named executive officers. As a result, you are asked to vote upon the following resolution at this year's annual meeting,

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED."

The Executive Compensation Committee ("Committee") has considered the results of the 2015 advisory vote on executive compensation in which more than 98% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our named executive officers as described in the 2015 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other named executive officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the named executive officers is designed to vary with the results of the business and to reward consistent improvement in the results delivered to shareholders. In fiscal year 2016, changes in the base compensation of each executive officer primarily reflect changes in the benchmarking data for the position. The change in the variable element of each executive's compensation reflects our financial and related performance relative to performance criteria approved by the Committee and Board. The Committee believes that the compensation to each named executive officer as disclosed in the Compensation Discussion and Analysis is appropriate in the light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation at target has been benchmarked against comparable positions.

Shareholders will have a similar opportunity to vote on this subject at our next annual meeting of shareholders.

The Board of Directors recommends a vote FOR this proposal. This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

Herman Miller, Inc., and Subsidiaries 21

Voting Securities and Principal Shareholders
On August 12, 2016, we had 60,010,540 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 12, 2016, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc. As of August 12, 2016, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1)	5,406,011	9.01
PO Box 2600
Valley Forge, PA 19482
BlackRock, Inc.(2)	5,098,068	8.50
400 Howard Street
New York, NY 10022

(1)
This information is based solely upon information as of June 30, 2016 contained in a filing with the SEC on August 10, 2016 by The Vanguard Group Inc., including notice that it has sole voting power as to 126,692 shares and sole dispositive power as to 5,275,307 shares, and shared voting power with respect to 7,006 shares and shared dispositive power with respect to 130,704 shares.

(2)
This information is based solely upon information as of June 30, 2016 contained in filings with the SEC on August 10, 2016 by BlackRock Fund Advisors and BlackRock Institutional Trust Company NA, including notice that  they have, collectively, sole voting power as to 4,955,984 shares and sole dispositive power as to 5,098,068 shares.

22 2016 Proxy Statement

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 12, 2016, the number of shares beneficially owned by each of the nominees and directors, except for Brian Walker who is reported in Security Ownership of Management below. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Mary Vermeer Andringa	41,465	0.07
David A. Brandon	16,337	0.03
Brenda Freeman	—	0.00
Douglas D. French	10,172	0.02
J. Barry Griswell	20,864	0.03
John R. Hoke III	29,040	0.05
Lisa A. Kro	15,743	0.03
Heidi J. Manheimer	7,789	0.01
Dorothy A. Terrell	24,877	0.04
David O. Ulrich	53,615	0.09
Brian C. Walker	see table below
Michael A. Volkema	75,000	0.12

(1)
Shares shown for each director include the following number of shares that each director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 15,183 shares for Ms. Terrell; and 38,048 shares for Dr. Ulrich.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

Security Ownership of Management
The following table shows, as of August 12, 2016, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brian C. Walker	547,784	0.91
Jeffrey M. Stutz	16,791	0.03
Gregory J. Bylsma	70,094	0.12
Andrew J. Lock	62,355	0.10
B. Ben Watson	32,751	0.05
All executive officers and directors as a group (26 persons)(3)	1,146,722	1.91

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 243,844 shares for Mr. Walker; 8,184 shares for Mr. Stutz; 24,941 shares for Mr. Bylsma; 32,428 shares for Mr. Lock; and 16,751 shares for Mr. Watson.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Included in this number are 436,968 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

Herman Miller, Inc., and Subsidiaries 23

Compensation Discussion and Analysis
Executive Summary

Fiscal Year 2016 Company Performance
We continued to make significant progress in fiscal year 2016 toward our long-term vision and financial objectives: delivering on our SHIFT strategy for diversified growth, expanding into higher margin segments and categories, and continuing to enhance the Herman Miller global brand. In addition to meaningful progress on our long-term objectives, we achieved increased sales and orders for the sixth consecutive year and delivered record consolidated revenue of $2.26 billion in fiscal year 2016. Strong margin performance coupled with effective expense management helped offset foreign exchange headwinds and resulted in further improvements in adjusted EBITDA, which is discussed elsewhere in this Proxy Statement. We also continued to maintain a strong balance sheet and cash flow profile. As a result of this strong performance, we recently announced an increase to our quarterly dividend rate beginning in October 2016.
As discussed below, the compensation that we paid to our named executive officers for fiscal year 2016 reflects a strong link between executives’ total annual compensation and the company’s performance. In fiscal year 2016, we modified our executive compensation program by increasing the amount of compensation that is classified as performance-based compensation and reconfigured our long-term incentive compensation program to better align long-term leadership rewards with long-term shareholder value. Examples of these actions include:

•	we increased the significance of amounts earned that will depend on performance objectives over a 3-year cycle;

•	we tied special grants of options to NEOs and others to the achievement of higher sales and EBITDA in fiscal year 2016;

•	we also tied those special grants to the establishment of higher targeted EBITDA growth in fiscal year 2017;

•
we elected to grant options in lieu of Relative TSR Performance Share Units to all NEOs, commencing with LTI grants in fiscal year 2017 since options will provide an additional incentive to increase the underlying stock price; and

•	we imposed a cap on the total value of LTI grants that will be approved in fiscal 2017. The cap is tied to the company’s ability to maintain and grow EBITDA.

We believe our compensation programs are structured to correlate strongly with our company strategy to attain our business objectives and to deliver significant shareholder value. We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

The Board Executive Compensation Committee (Committee) annually requests that Pearl Meyer & Partners evaluate the relationship between our executive compensation and our financial performance. For fiscal year 2016, the Committee reviewed a historical assessment of the relationship between the company’s financial performance and executive pay relative to our fiscal year 2016 peer group (as set forth below). The following graph illustrates the results of the Committee’s core assessment and illustrates the relationship between:

(1)
Our CEO’s (and other NEOs’: 2-5) total direct compensation (base salary earned, incentives earned, value of restricted stock units or (RSUs) that vest during the period, performance share units (PSUs) that vested during the period, value of stock options (where applicable) exercised during the period, and changes in value of unvested RSUs/PSUs and unexercised options held during the period; and

(2)	The company’s performance as measured by total shareholder return (“TSR”) - over a three-year period (fiscal 2013 - 2015).

The data points within the shaded area of the graph designate ideal relationships between pay and performance. Data points below the shaded area identify an area where pay was lower than expected given the organization’s performance. The data points above the shaded area identify an area where pay was higher than expected given the organization’s performance.

3-Year Alignment of Realizable Pay versus 3-Year TSR

Herman Miller, Inc.

CEO & Other Named Executive Officers

3-Year Realizable Pay
Highest
Median
Lowest
CEO
Other NEOs
Median
Highest
3-Year Total Shareholder Return

24 2016 Proxy Statement

Compensation Discussion and Analysis (continued)
In the graph above referencing CEO Pay for Performance, compensation realized by the Company’s CEO in fiscal year 2015 ranked at the 19th percentile, our TSR ranked at the 23rd percentile, indicating that our CEO’s compensation was within the range expected given our performance relative to peer results.

In the graph above referencing Ranks 2-5 Pay for Performance, compensation realized by the Company’s other NEOs in fiscal year 2015 ranked at the 9th percentile, our TSR ranked at the 19th percentile, indicating that our other NEOs’ compensation was within the range expected given our performance relative to peer results.

Executive Officers Covered by this Compensation Discussion and Analysis
For fiscal year 2016, we are required to provide information regarding our compensation policies and decisions relating to our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and the three other most highly compensated executive officers serving as executive officers at the end of the year. We refer to our CEO, our CFO and the other executive officers for whom disclosure is required as our “named executive officers” or “NEOs.” This (‘CEO’ and ‘NEOs’ are referenced earlier in the document) Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation programs and each element of compensation we provided to the NEOs.
The NEOs for fiscal year 2016 and their titles are listed in the following table:

Name	Title
Brian C. Walker	President and Chief Executive Officer
Jeffrey M. Stutz	Executive Vice President and Chief Financial Officer
Gregory J. Bylsma	Executive Vice President and Chief Operating Officer of Herman Miller North America Work and Learning
Andrew J. Lock	Executive Vice President and President of Herman Miller International
B. Ben Watson	Executive Creative Director
2015 Say on Pay Vote
At the 2015 annual shareholders’ meeting, our shareholders overwhelmingly approved, on an advisory basis, the compensation we paid to our NEOs during fiscal year 2015.
The Committee believes that the performance of our executive compensation programs during fiscal year 2016 was consistent with our compensation philosophy and objectives, as described below, and that the compensation we paid to our NEOs was appropriate given our overall performance.
Our shareholders will have the opportunity to cast an advisory “Say on Pay” vote at this year’s annual meeting as well. The Committee will take the vote into consideration when evaluating the effectiveness of the company’s executive compensation programs.
Compensation Philosophy
The goal of our compensation philosophy is to allow for an appropriate level of risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and our company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•	Link a material portion of executives' total annual compensation directly to the company's performance

•	Reinforce our values, build corporate community, and focus employees on common goals

•	Align the interests of executives with the long-term interests of shareholders

•	Attract, motivate, and retain executives of outstanding ability

Herman Miller, Inc., and Subsidiaries 25

Compensation Discussion and Analysis (continued)
Compensation Policies and Practices That Reflect Our Compensation Philosophy

What We Do

✓	Pay for Performance
✓	Balance Long-Term and Short-Term Incentives
✓	Benchmark Compensation Against an Appropriate Peer Group
✓	Maintain Clawback Rights
✓	Monitor for Risk-Taking Incentives
✓	Maintain Stock Ownership Requirements
✓	Prohibit Hedging
✓	Limit Perquisites
✓	Engage an Independent Compensation Consultant
✓	Hold Executive Sessions at Each Committee Meeting

What We Do Not Do

✗	No Gross-Ups for Taxes
✗	No "Single Trigger" Severance Agreements
✗	No Repricing of Options
✗	No Guaranteed Bonuses or Salary Increases

Role of the Committee
The Committee consists of three directors, each qualifying as independent under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.
The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company officers, including the NEOs, and to act as the Administrative Committee for our executive compensation plans.
The Committee is also responsible for providing recommendations to the full Board with respect to all aspects of the annual compensation of our President and CEO. In addition, the Committee, based upon recommendations from our CEO, approves the annual compensation for all other officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and CEO establishes the base salary of all other executives.
Among other responsibilities, the Committee establishes the performance objectives for the Executive Incentive Cash Bonus Plan and our equity-based compensation plans, which cover the President and CEO, other Corporate Officers, and other executive employees.
The Committee is also tasked to review and advise on the compensation philosophy and strategy of the company, review and approve compensation and benefit plans as required by the Committee Charter, and review the annual compensation plans’ risk analysis.

26 2016 Proxy Statement

Compensation Discussion and Analysis (continued)
Role of the External Compensation Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants and other advisors to provide it independent advice. During fiscal year 2016, the Committee retained Pearl Meyer as independent compensation consultants with respect to the compensation matters regarding our Corporate Officers. The independent services that Pearl Meyer provided to the Committee included reviewing the elements of compensation of the President and CEO as well as the other Corporate Officers and comparing those elements to our compensation philosophy and objectives and to market practices. We did not permit Pearl Meyer to provide other consulting services to the company.
Pearl Meyer concluded that our compensation program established for those officers is consistent with our compensation philosophy and objectives as well as with market practices.
With the approval of the Committee, we retained Meridian Compensation Partners LLC in fiscal year 2016 to provide marketplace compensation data and compensation consulting services to management for employees other than the Corporate Officers.
Overview of Compensation Program
Our compensation program is designed to provide Corporate Officers who perform their duties at a proficient level with compensation that reflects the market median compensation for their position based upon data that our independent compensation consultant provides (as described in the section on Benchmarking of Compensation). The compensation program also requires that a portion of the Corporate Officer’s compensation be determined based upon the company’s performance. The Committee believes that the compensation program, through the use of base salary, annual incentive cash bonus and long-term incentives, operates in a manner consistent with these objectives. The Committee also believes that the compensation program rewards performance that generates both consistent and long-term enhancement of shareholder value.
Benchmarking of Compensation
To ensure that executive compensation is competitive, the Committee uses marketplace compensation data to compare our compensation programs to general market pay practices. The Committee in fiscal year 2016 also used a specific peer group both for benchmarking compensation and for measuring performance under Relative TSR Performance Share Unit Awards that we granted (we list the members of the peer group in the Additional Compensation Information, Peer Group section later in this Compensation Discussion and Analysis). This peer group includes both direct competitors as well as comparable companies in other industries. The Committee believes the competitive market for executive talent in which we operate extends beyond the office furniture industry.
Pearl Meyer used the peer group information along with the following survey sources when analyzing fiscal year 2016 market competitiveness pay levels of Corporate Officers: Willis Towers Watson Executive Compensation Database, Aon Hewitt Executive Total Compensation Database, Mercer Executive Database and Equilar Insight Database (we refer to the peer group information and these survey sources collectively as “Survey Data”). We use the Survey Data to determine competitiveness of base pay, cash incentive bonus and long-term incentive awards. Pearl Meyer uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations that our individual Corporate Officers manage. Pearl Meyer compares the base salary, target total cash and target total direct compensation of each Corporate Officer to the 25th, 50th (market median) and 75th percentile of the Survey Data for a comparable benchmark position.
Pearl Meyer provided the Committee with benchmarking data, market practices and trends, peer group selection and pay for performance evaluation information to provide appropriate context for the Committee’s deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO bases his recommendations with respect to Corporate Officers on the Pearl Meyer information, his evaluation of the individual’s performance, the company’s performance and other factors. The Committee bases its approval of the CEO’s recommendations for the compensation of Corporate Officers (other than the CEO) on the Committee’s review of the information from Pearl Meyer relative to market pay, advice from Pearl Meyer and the Committee members’ own judgment, including their judgment on the relative performance of both the company and its Corporate Officers. Based upon these same factors relative to the CEO's performance, the Committee makes a recommendation to the full Board for the CEO’s compensation. The Board of Directors determines the compensation of the CEO.

Herman Miller, Inc., and Subsidiaries 27

Compensation Discussion and Analysis (continued)
Elements of the Compensation Program
The following table provides an executive summary of our fiscal year 2016 compensation programs for our Corporate Officers:

28 2016 Proxy Statement

Compensation Discussion and Analysis (continued)

Long-Term Equity Incentives	The Committee and Board have historically generally granted four types of long-term incentive awards: Restricted Stock Units, Herman Miller Value Added Performance Share Unit Awards, Relative TSR Performance Share Unit Awards and Stock Options.	The key objectives of making Long-Term Incentive Grants under the LTI Plan are: • To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders. • To provide an appropriate equity award to the next level of Corporate Officers where market data would support their inclusion in an annual equity award plan. • To assist the achievement of our share ownership requirements. • To attract, retain and reward key employees. We believe a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that Corporate Officers have a significant stake in the long-term success of Herman Miller.
	An executive's total direct compensation is comprised of base salary earned, incentives earned, value of restricted stock units or (RSUs) that vest during the period, performance share units (PSUs) that vest during the period, value of stock options (where applicable) exercised during the period, and changes in value of unvested RSUs/PSUs and unexercised options held during the period.	It is our goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer's total direct compensation.
Retirement and Health Benefits	We maintain retirement plans along with a broad base of health insurance plans available to full-time and most part-time employees.	The NEOs participate in such retirement plans and health insurance plans on the same terms as all other employees within their respective geographic region or business unit.
Other Executive Compensation Plans	We provide additional compensation programs to our Corporate Officers including a compensation protection program in the form of executive long-term disability; a retirement equalization program in the form of a non-qualified retirement match program with an optional deferred compensation element; and in the case of NEOs, a perquisites program with a value of between $6,000 and $20,000 per year.	It is our goal to provide market competitive benefits which allow us to attract and retain critical executive talent.

Herman Miller, Inc., and Subsidiaries 29

Compensation Discussion and Analysis (continued)
The following charts illustrate the key elements of our compensation for our NEOs:

Elements of Compensation

Current Compensation

CEO

Base Salary **21%**
Short-Term Incentive **21%**
Long-Term Incentive **58%**

NEOs

Base Salary **38%**
Short-Term Incentive **25%**
Long-Term Incentive **37%**

Base Salary
Paid in Cash

Short-Term Incentive
- Paid in Cash
- Based on EBITDA Performance

FY16 Long-Term Incentive

CEO

Stock Options **25%**
Restricted Stock Units **25%**
Performance Share Units **50%**

NEOs

Restricted Stock Units **33%**
Performance Share Units **67%**

Long-Term Incentive
For FY16, comprised of:
- Stock options (CEO Only)
- Restricted Stock Units
- Herman Miller Value Added PSUs
- Relative Total Shareholder Return PSUs

Beginning in FY17, Relative Total Shareholder Return PSUs will be replaced with Stock Options

FY17 Long-Term Incentive

ALL NEOs

Stock Options **33%**
Restricted Stock Units **33%**
Performance Share Units **33%**

The Committee determined that the total direct compensation (as above described) for each NEO for fiscal year 2016, and as approved for fiscal year 2017, is within the benchmarked range given the NEO’s performance, position and the company’s performance.

30 2016 Proxy Statement

Compensation Discussion and Analysis (continued)
Base Salary in Fiscal 2016
The Committee and the Board granted merit increases for fiscal year 2016 to our employees, including the NEOs. Each of the base salaries of our NEOs was within the range established for their performance and position. Salary changes went into effect July 13, 2015 and are detailed as follows:

Name	Salary for Fiscal Year 2016	Percent Increase
Brian C. Walker	$900,000	2.9%
Jeffrey M. Stutz	$350,000	40.0%
Gregory J. Bylsma	$430,000	5.7%
Andrew J. Lock *	$411,000	3.0%
B. Ben Watson	$393,000	2.1%
* Measured in pounds sterling at an exchange rate of 1.5866 would yield £259,095.
Mr. Walker’s increase reflects the Board’s continuing recognition of Mr. Walker’s significant contributions to the company’s performance. Mr. Stutz’s increase was a result of his promotion to Executive Vice President and Chief Financial Officer during fiscal year 2015. Mr. Bylsma’s increase was a result of his change in position within the company during fiscal year 2015, which includes new and additional responsibilities. Mr. Lock’s increase was a result of his continued leadership and expansion of the International business. Mr. Watson’s increase was a result of his continued leadership and execution of the company’s brand strategy.
Base Salary in Fiscal 2017
The Committee and Board of Directors approved the following changes in the base salaries of the continuing NEOs for fiscal year 2017 as we discuss below:

Name	Salary for Fiscal Year 2017	Percent Increase
Brian C. Walker	$920,000	2.2%
Jeffrey M. Stutz	$400,000	14.3%
Gregory J. Bylsma	$440,000	2.3%
Andrew J. Lock *	$391,000	1.0%
B. Ben Watson	$405,000	3.1%
* Measured in pounds sterling at an exchange rate of 1.4955 would yield £261,686.
Mr. Walker’s increase reflects the Board’s recognition of Mr. Walker’s continued efforts to grow the business opportunities for the company. Mr. Stutz’s increase was a result of his continued growth and development in his role along with his efforts to structure a financial strategy that aligns with the company’s business objectives. Mr. Bylsma’s increase is a reflection of his continued improvement of the company’s operations capabilities. Mr. Lock’s increase is in recognition of putting in place infrastructure to grow the company’s International business. Mr. Watson’s increase is in recognition of the improvement in the company’s brand strategy and messaging during his tenure as creative director.
Each of the base salaries set for the NEOs by the Committee or the Board was within the range established for his performance and position.
Annual Executive Incentive Cash Bonus
The Committee at the beginning of each fiscal year establishes a target bonus pool representing the amount of Incentive Cash Bonuses that may be paid under the Plan if the company achieves the EBITDA amount contained in the company’s annual financial plan as approved by the Committee and the Board. The Committee also establishes a target bonus for each participant, expressed as a percentage of base salary, the target amount of EBITDA for the company and the amount of variation from target EBITDA that would result in either a doubling of the target bonus or no bonus, referred to as maximum and minimum threshold performance, respectively. The target EBITDA and the interval used for maximum and minimum threshold performance are the three points that are used to determine the slope of the bonus factor line. The actual bonus factor paid to an employee represents a point on the line.
The Committee sets the EBITDA targets annually. The Committee also establishes annually any Incentive Cash Bonus targets based upon divisional, functional or operational EBITDA or other goals for each participant. The Incentive Cash Bonus earned by participants is expected over time to average 100% of his or her individual target provided the appropriate performance measures are met. The target Incentive Cash

Herman Miller, Inc., and Subsidiaries 31

Compensation Discussion and Analysis (continued)
Bonus percentage for the NEOs generally is set so that the incentive cash bonus at on-target performance will equal 100% of the market median bonus amount for comparable positions as shown in the Survey Data, although base pay and bonus may be adjusted to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior Corporate Officers more variable with the company’s performance.
The Committee has adopted guidelines for determining when adjustments to the company’s EBITDA are appropriate in calculating incentive plan performance. Under these guidelines, the Committee will consider whether adjustments are appropriate to best reflect the operating results of our business and appropriately incent management in a manner that is in the best interest of shareholders. Some common examples of potential adjustments under the guidelines include excluding restructuring costs from EBITDA in the period incurred and amortizing them back into the calculation over a five-year period, certain contingent consideration, transaction costs, effects of purchase accounting and income associated with acquisitions. We may exclude these items only in limited circumstances or only for certain periods or specified awards. The guidelines also include a framework for evaluating potential EBITDA adjustments that considers as to a potential item of adjustment:

•	Whether it is material to the result of the business;

•	Its impact on near-term cash flows;

•	Whether it is an accounting adjustment that does not reflect the ongoing operations of the business;

•	Whether it aligns the company’s performance outlook with long-term shareholder interests;

•	Whether the adjustment unfairly impacts one particular business unit;

•	Whether the company has made similar adjustments in recent reporting periods; and

•	Whether the related income or expense was offset in a prior reporting period (and, if so, if it was excluded from EBITDA).

We intend this framework to be used by management in recommending adjustments and by the Committee in evaluating potential adjustments. The adjustments that we disclose below were based on the Committee’s conclusion that they were consistent with the guidelines.
The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except those elements of the plan relating to the CEO (including target percentage payment), which the Board approves. The Committee approves participants in the Plan, the target payment percentage and the plan EBITDA goals. The Audit Committee at the end of each fiscal year approves the calculation of EBITDA results for the year and the EBITDA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation.
Incentive Cash Bonus for Fiscal 2016
The Committee approved basing a portion of certain NEOs’ incentive cash bonus on functional goals or business unit operating results. The payment target percentages for our CEO and NEOs are listed below. The incentive cash bonuses for Brian Walker and Jeffrey Stutz remained based 100% upon consolidated EBITDA for the entire company. The incentive cash bonus for Andrew Lock, Gregory Bylsma and Ben Watson were based 25% upon the modified EBITDA driven metrics of their respective business units/vertical markets and/or functional goals and 75% upon the consolidated EBITDA. Andrew Lock and Greg Bylsma had Business Unit/Vertical Market goals. Ben Watson had a blend of Business Unit/Vertical Market goals and Functional Goals. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Survey Data and are within the appropriate range for each NEO.
Vertical market EBITDA goals were limited such that they could not exceed 200% of vertical market targeted EBITDA or the blended multiple could not exceed the corporate EBITDA multiple plus 100 basis points. Functional goals were limited such that they could not exceed 200% of the individual Functional Goal target or the blended multiple could not exceed the corporate EBITDA multiple plus 50 basis points.
The Committee believes that the incentive plan calculation should be focused on and reward for EBITDA resulting from operating performance. Therefore, the annual calculation of EBITDA for incentive plan purposes is subject to various adjustments to minimize the impact of non-operating results. The Corporate EBITDA target established by the Committee was $237.0 million with a minimum threshold set at 80% of target ($189.6 million) and a maximum at 120% of the target ($284.4 million).. EBITDA performance below the minimum threshold would result in a payout of 0%, EBITDA performance at the target threshold would result in a payout of 100% and EBITDA performance at or above the maximum threshold would result in a payout of 200% of the eligible bonus dollars.

For fiscal year 2016, the company’s actual EBITDA (as adjusted in the manner described in the table below) was $257.7 million, which was between the target amount of $237.0 million (100%) and the maximum amount of $284.4 million (200%). Interpolating the relative position of the company’s actual adjusted EBITDA along the payout slope line yielded a payout percentage of approximately 144% of the target value for the fiscal year. For fiscal year 2016, the company’s EBITDA performance for incentive plan purposes has been adjusted to reflect the following items (refer to the section “Reconciliation of Non-GAAP Measures” on page 54 for further information):

32 2016 Proxy Statement

Compensation Discussion and Analysis (continued)

Description	Adjustment to EBITDA ($ millions)	Rationale for the Adjustment
1. Amortization of previously excluded restructuring	$(0.8)
Board approved restructuring actions are not included in the calculation of adjusted EBITDA to help ensure management’s near-term compensation goals are not in conflict with the long-term strategic objectives of the business. Instead, related costs are amortized over a 5 year period and such amortization will be included in the calculation.

2. Gain recognized in connection with the sale of a former U.K. manufacturing facility	$(4.0)	The Committee determined it is reasonable to exclude this gain from the calculation on the basis that it does not reflect the ongoing operation of the business.
3. Gain recognized in connection with the divestiture of Australia dealership	$(2.1)	The Committee determined it is reasonable to exclude this gain from the calculation on the basis that it does not reflect the ongoing operation of the business.

The Committee and Board review the adjustments, and in certain instances the Committee and/or the Board decides whether certain adjustments should apply to the bonus calculations for specific participants. Based on this review for fiscal year 2016, the Committee determined that Andrew Lock, in his role as President of Herman Miller International, was instrumental in the realization of the gain related to the sale of the Australia dealership. Accordingly, the Committee included the gain for purposes of calculating the business unit performance component of his annual bonus.
The EBITDA bonus amounts awarded to the NEOs were as follows:

Name	Target Bonus Percent Tied to Company EBITDA	Company Performance Factor	Bonus Earned For Company Performance	Target Bonus Percent tied to Function/Bus Unit	Function/ Bus Unit Performance Factor	Bonus Earned For Function/Bus Unit Performance	Total Bonus Amount Paid	Bonus Amount Deferred(1)
Brian C. Walker	100.00%	1.4364	$1,287,926				$1,287,926	$103,034
Jeffrey M. Stutz	65.00%	1.4364	$314,226				$314,226	$9,427
Gregory J. Bylsma	48.75%	1.4364	$298,918	16.25%	2.0000	$138,744	$437,662	$43,766
Andrew J. Lock	48.75%	1.4364	$271,303	16.25%	1.2004	$75,596	$346,899	$—
B. Ben Watson(2)	48.75%	1.4364	$274,424	16.25%	1.2554	$79,953	$354,377	$21,263
(1) - This amount represents the portion of his bonus that the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.
(2) - Mr. Watson's Function/Business Unit Performance Factor is a blend of 8.13% Business Unit (bonus factor of 1.3007) and 8.13% Functional (bonus factor of 1.2100).

Incentive Cash Bonus for Fiscal 2017
For fiscal year 2017, the measure of achievement under the Executive Incentive Cash Bonus Plan continues to be EBITDA. The Corporate EBITDA target established by the Committee is $278.0 million with a minimum threshold set at $236.3 million and maximum at $333.6 million. Other provisions of the fiscal year 2017 plan, such as the use of functional and business unit goals, are the same as the fiscal year 2016 plan described above.

Long-Term Equity Incentives
Our 2011 Long-Term Incentive Plan (which we refer to as the LTI Plan) authorizes us to grant various forms of equity-based compensation (which we refer to as Long-Term Incentive Grants or LTI grants or awards). The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants, with the exception of the CEO whose grants the Board approves.

Herman Miller, Inc., and Subsidiaries 33

Compensation Discussion and Analysis (continued)
Historically, the Committee has established targets relating to Long-Term Incentive awards at the beginning of each fiscal year (during the month of July of that fiscal year) and made actual grants of awards during the month of July following the end of the fiscal year taking into account the company’s financial performance for that year. Typically, the Committee and the Board at their June and July meetings take four actions in connection with our LTI Plan: (a) set the target value for the LTI awards for the current fiscal year, (b) determine the types of awards to be used for the current fiscal year, (c) establish the performance criteria, if any, for certain awards for the current fiscal year and (d) grant the long-term incentive awards for the just completed fiscal year based upon the company’s performance relative to target.
For each NEO, the Committee calculates a target value of LTI grants for the current fiscal year that is expressed as a percentage of base salary. The Committee sets the total target value of the LTI grants for each of these NEOs at a level intended to ensure that the NEO’s total direct compensation would correspond with the market median of the Survey Data for a comparable NEO’s individual position. Following the end of the fiscal year, the Committee determines the total value of LTI grants for each of these NEOs based on each NEO’s target value and the company’s financial performance for that year relative to target. We convert that value for each NEO into grants of Restricted Stock Units, Herman Miller Value Added Performance Share Units, Relative TSR Performance Share Unit Awards and/or Stock Options. For this conversion, we value each Restricted Stock Unit and Herman Miller Value Added Performance Share Unit at an amount equal to the closing price of our stock on the date of grant. We value each Relative TSR Performance Share unit using the Monte Carlo valuation model. We value each stock option through the use of the Black Scholes valuation model.
The key features of each award are as follows:
Restricted Stock Units: The restricted stock units (RSU) consist of units representing the right to receive shares of Herman Miller, Inc. common stock. Each unit represents the equivalent of one share of the common stock as of the date of grant and cliff vests after three years. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units at the time of vesting.
Herman Miller Value Added Performance Share Units: The Herman Miller value added performance share units are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units cliff vest after three years if certain Herman Miller Value Added tests are met. The awards provide that the total number of shares that finally vest may vary between 0 and 200% of the number of units awarded depending upon performance relative to the established Herman Miller Value Added goal. The Committee establishes the Herman Miller Value Added goals. The Herman Miller Value Added goal for on target vesting is a 3 year average. The awards also grant the Committee the ability to extend the performance period to a total of five years; however, if the extension is granted, then no more than 34% of the target grant may vest. Units convert into shares after they vest. Dividends do not accrue on the awards.
Herman Miller Value Added is defined as the company’s annual earnings before interest, taxes, depreciation and amortization (EBITDA) (excluding non-controlling ownership interests) less a capital charge. The capital charge is determined annually by multiplying the company’s capital by its cost of capital. The determination of the cost of capital and EBITDA for purposes of the Herman Miller Value Added Performance Share Units is approved by the Committee.
For grants made in fiscal 2016 and fiscal 2017, the Value Added goals are as follows:

Payout % of Target	2016 - 2018 Average Value Added	2017 - 2019 Average Value Added
200% of Target PSUs	$193 million or more	$239 million or more
100% of Target PSUs	$170 million	$210 million
No PSUs Earned	Below $154 million	Below $191 million
Capital Charge	10%	10.0%

Relative TSR Performance Share Units: Relative TSR Performance Share Unit Awards are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units cliff vest after three years if we meet certain total shareholder return (TSR) objectives. The awards provide that the total number of shares that finally vest may vary between 0 and 200% of the number of units awarded depending upon performance relative to established total shareholder return goals, with the award amount vesting if performance is at the target level. The Committee establishes the goals.

34 2016 Proxy Statement

Compensation Discussion and Analysis (continued)
TSR is the total shareholder return to Herman Miller shareholders including reinvested dividends and share price changes that occur during a fiscal year. We determine TSR performance by comparing the company’s TSR to a peer group of companies. The peer group of companies for fiscal year 2016 is the same as the peer group that we use for purposes of benchmarking NEO compensation, and those companies are listed in the Additional Compensation Information, Peer Group section later in this Compensation Discussion and Analysis.
For Relative TSR Performance Share Units that we granted in fiscal year 2016, vesting is based on the relative performance as follows:

Payout % of Target	3-year Average Relative TSR
200% of Target PSUs	80th percentile or greater
100% of Target PSUs	50th percentile
No PSUs Earned	Below 25th percentile

Stock Options: The options vest ratably over three years and have a ten year life, and the exercise price of each option equals the fair market value of our stock on the date of grant. In fiscal year 2016, we granted stock options only to the CEO. In fiscal year 2017, we granted stock options to all of the NEOs as we discuss below.
In June and July 2016 (fiscal year 2017), the Committee approved two changes impacting LTI grants:

•
First, the Committee elected to grant options in lieu of Relative TSR Performance Share Units to all of the NEOs, commencing with the LTI grants in July 2016 (fiscal year 2017) relating to fiscal year 2016. The Committee concluded that stock options provide greater clarity and simplicity compared to Relative TSR Performance Share Unit Awards. Stock options provide value to the recipient only if the price of the stock increases after the grant date, and the Committee therefore intends that option grants will provide an additional incentive to increase the underlying stock price.

•
Second, the Committee approved imposing a cap on the total value of LTI grants effective with the grants that the Committee will approve in July 2017 to tie the aggregate cost of LTI grants to the company’s ability to maintain and grow EBITDA. The cap will equal 4.5% of the preceding fiscal year’s EBITDA. Of the available amount, 0.5% of the preceding fiscal year’s EBITDA will be available for LTI grants to be used by the CEO for discretionary awards. If the amount of LTI grants that the Committee would otherwise make based upon target awards and actual results exceeds the cap based on the preceding fiscal year’s EBITDA, then the Committee will reduce actual grant sizes pro rata.

Tax Deductibility of Restricted Stock Units
In June 2015, the Committee created a pool of shares from which the 2016 RSU awards to selected participants could be made provided that certain operating results are achieved. The Committee retained the authority to award less than the full value of the pool even if the performance targets were met. The provisions of this arrangement are intended to meet the requirements of Internal Revenue Code section 162(m) for the deductibility of certain compensation. The value of equity awards that could be made from the pool with respect to performance during fiscal year 2016 was limited to a maximum $5,000,000 with the requirement that we needed to achieve $4,000,000 of operating income after taking the charge for those awards and that the grants given to any individual could not exceed 30% of the pool. The participants in the pool were the Corporate Officers. The results we achieved in fiscal year 2016 permitted granting of awards having the $5,000,000 maximum value.
For fiscal year 2017 RSU grants, the Committee created a pool of shares using the same guidelines as fiscal year 2016.
LTI Grants Awarded in Fiscal 2016
The target value of the LTI grants that the Committee and Board established for our NEOs (including all types) in July 2014 for final grants to occur in July 2015 based on fiscal year 2015 performance as a percent of base salary was 280% for Brian Walker, 50% for Jeffrey M. Stutz, 120% for Gregory Bylsma, 95% for Andrew Lock and 75% for Ben Watson. The total target value was allocated approximately equally among the award types that we intended to grant to each NEO. The Committee decided that our CEO would receive all four types of LTI awards, while our other NEOs would receive only three types of awards: RSUs, Herman Miller Value Added Performance Share Units and Relative TSR Performance Share Units. The Committee chose to award stock options as an additional award type to our CEO because the Committee desired to provide our CEO with an additional incentive to execute strategies that drive increased shareholder value, and it believed that stock options were well-suited for this purpose. The Committee chose to grant our CEO all four types of LTI awards, rather than options only, to ensure that our CEO would have a balance of incentives rather than having an incentive tied solely to increasing our stock price.

Herman Miller, Inc., and Subsidiaries 35

Compensation Discussion and Analysis (continued)
The following table discloses the types of awards granted in July 2015 (fiscal year 2016) based upon fiscal year 2015 performance:

Name	Restricted Stock Units	Herman Miller Value Added Performance Share Units	Relative TSR Performance Share Units	Number of Options	Option Exercise Price
Brian C. Walker	21,099	21,099	17,466	91,070	$29.03
Jeffrey M. Stutz	1,435	1,435	1,118
Gregory J. Bylsma	5,608	5,608	4,642
Andrew J. Lock	4,355	4,355	3,605
B. Ben Watson	3,316	3,316	2,745

LTI Grants Awarded in Fiscal 2017
The target value of the LTI grants that the Committee and Board established for our NEOs (including all types) in July 2015 for final grants to occur in July 2016 based on fiscal year 2016 performance as a percent of base salary was 280% for Brian Walker, 100% for Jeffrey Stutz, 125% for Gregory Bylsma, 95% for Andrew Lock, and 75% for Ben Watson. The total target value was allocated approximately equally among the award types that we intended to grant to each NEO. The Committee originally determined that our CEO would receive all four types of LTI awards, while our other NEOs would receive only three types of awards: RSUs, Herman Miller Value Added Performance Share Units and Relative TSR Performance Share Units.
Subsequently, as discussed above, the Committee elected to grant options in lieu of Relative TSR Performance Share Units to all of the NEOs, commencing with the LTI grants in July 2016 (fiscal year 2017) relating to fiscal year 2016. In fiscal year 2017, stock option grants will be made in the same proportion as were the Relative TSR Performance Share Unit Awards (1/3).
The following table discloses the types of awards granted in July 2016 (fiscal year 2017) based upon fiscal year 2016 performance:

Name	Restricted Stock Units	Herman Miller Value Added Performance Share Units	Number of Options	Option Exercise Price
Brian Walker	26,365	26,365	152,614	$31.86
Jeffrey Stutz	3,662	3,662	21,196	31.86
Gregory Bylsma	5,624	5,624	32,551	31.86
Andrew Lock	3,851	3,851	22,292	31.86
B. Ben Watson	3,084	3,084	17,850	$31.86
In July 2015 (fiscal year 2016), the Committee and the Board also approved a special award of conditional stock options to our executive leadership team, including the NEOs, that was conditioned on achievement of one-year performance objectives in fiscal year 2016. We based the number of shares subject to the special award granted to each recipient at the end of the one-year performance period upon the relative achievement of sales and EBITDA performance objectives for fiscal year 2016, as well as targeted EBITDA as a percent of sales for the upcoming fiscal year (fiscal year 2017), which is established by the CEO and management, and approved by the Committee as part of the company’s annual fiscal planning process starting in January and continuing through June. Each of these performance objectives was weighted equally. The actual number of shares that would be subject to each option grant would vary based upon performance relative to the special award objectives, the targeted value for each NEO and the value of our stock at the end of fiscal year 2016. The options vest ratably over a three year period following the date of grant, the exercise price was the fair market value of our stock as of the date of the grant ($31.86), and each option has a term of 10 years. The Committee made the special awards to provide an additional incentive for the executive leadership team to drive further growth across the Company’s business. The Committee determined the amount of the special award to each executive on the basis of the Committee’s view of the relative impact of the executive to the improvement in the Company’s business. The Committee made the final special option awards in July 2016 (fiscal year 2017). The target and actual results for fiscal year 2016 sales and EBITDA and the target and actual targeted EBITDA growth for fiscal year 2017 as well as the target award value and options awarded for each NEO are set forth in the below tables.

36 2016 Proxy Statement

Compensation Discussion and Analysis (continued)

Components (Dollars in 000)	Target	Actual
FY 16 Sales Plan	$2,242.0	$2,264.9
FY 16 EBITDA Plan	$237.0	$257.7
FY 17 Plan EBITDA as a % of Sales	11.6%	11.7%

Name	Targeted Value	Options Awarded
Brian Walker	$400,000	$72,673
Jeffrey Stutz	$200,000	$36,337
Gregory Bylsma	$200,000	$36,337
Andrew Lock	$150,000	$27,252
B. Ben Watson	$125,000	$22,710
Practices Concerning Grant Dates
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year following the public release of our fiscal year-end financial results. We do not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Benefits
Health Plans
We maintain a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Retirement Plans
We maintain broad based retirement plans available for employees in the United States and the United Kingdom (UK). Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation.
The retirement plans include:

•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan

•	The Herman Miller Limited Retirement Benefits Plan (UK)

Profit Sharing Plan and 401(k) Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of three parts. We annually make a contribution to the profit sharing portion based upon our EBITDA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EBITDA results, the actual percentage contributed for fiscal year 2016 was 4.31%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. We also make a 4% core contribution to an employee’s 401(k) account on a quarterly basis. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted by law. We also make a matching contribution to fully match employee contributions up to 3% of the employee’s compensation contributed.

Herman Miller Limited Retirement Plan: Herman Miller Limited, our wholly owned UK subsidiary, provides a defined contribution retirement plan which provides for a non-discretionary fixed company contribution and a company matching contribution. The fixed company contribution for employees varies between 2.4% and 6.4% of the employee’s eligible compensation depending upon age and date of hire. In addition, the company will match an employee’s contributions up to an additional 2.8% of eligible compensation. Andrew Lock is the only NEO who participates in this defined contribution retirement plan. He is also a participant in the frozen defined benefit plan sponsored by Herman Miller Limited for employees hired prior to March 1, 2012.

Herman Miller, Inc., and Subsidiaries 37

Compensation Discussion and Analysis (continued)
Other Executive Compensation Plans
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All of the NEOs are currently able to participate, except Andrew Lock due to his employment outside the United States. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts we would have contributed to the Herman Miller Profit Sharing and 401(k) Plan had the employee’s compensation not been above the statutory ceiling (currently $265,000). Investment options under this plan are the same as those available under the 401(k) Plan except for company stock which is not an investment option under this plan. Company contributions for amounts deferred in fiscal year 2016 appear in the 2016 Summary Compensation Table under All Other Compensation.
Executive Long-Term Disability Plan
The plan covers 60% of the rolling two year average of executive incentive compensation. Corporate Officers are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive is disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
We are conservative in our approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites and the Committee has adopted a policy which specifically restricts the use of corporate aircraft for non-business purposes. We provide a limited number of perquisites to Corporate Officers. We normally provide each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. The 2016 calendar year benefit is $20,000 for the CEO and $12,000 for each of the other NEOs, except for the CFO for whom the benefit is $6,000. Unspent allowances may be carried over into the next calendar year provided an executive continues to participate in the program. The total maximum allowance (new calendar year allowance plus amount carried over) may not exceed the sum of reimbursement allowances approved for the prior two calendar years.

In fiscal year 2016, we also provided the NEOs and all other Corporate Officers with the opportunity to obtain comprehensive physicals at our cost.

Additional Compensation Information
Change in Control Agreements
Each NEO is party to a change in control agreement with us. The Committee believes that the use of change in control agreements is appropriate as they help ensure a continuity of management during a threatened take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.

The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.

Deductibility of Compensation
The income tax laws of the United States (Section 162(m)) limit the amount we may deduct for compensation paid to our CEO and the other three most highly-paid Corporate Officers (other than the CFO). Under Section 162(m) compensation that qualifies as “performance based” is not subject to this limit. It is generally our intention to qualify compensation payments for tax deductibility under Section 162(m). Notwithstanding our intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify.

In addition, the Committee reserves the right to provide compensation that does not qualify as performance based compensation under Section 162(m) to the extent it believes such compensation is necessary or appropriate to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, Corporate Officers and other key employees.

38 2016 Proxy Statement

Compensation Discussion and Analysis (continued)
Hedging Policy
The Committee and the Board of Directors has adopted a policy prohibiting the Board of Directors and the Corporate Officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock.

Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO’s current total level of compensation. As described earlier the Committee uses tally sheets to track all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI Plan.

Impact of Restatements Retroactively Impacting Financial Goals
We have not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI Plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.

Peer Group
The peer group that we use in both benchmarking compensation and for measuring performance for the relative TSR comparison for our Relative TSR Performance Share Units is reviewed and approved by the Committee on an annual basis. The peers that we used for fiscal year 2016 are set forth below and include Restoration Hardware Holdings, Inc., which was added during fiscal year 2016:

Aaron's Inc.	HNI Corporation	Lennox International, Inc.
Acuity Brands, Inc.	Interface, Inc.	Polaris Industries, Inc.
Belden Inc.	Kimball International, Inc.	Restoration Hardware Holdings, Inc.
Brunswick Corporation	Knoll, Inc.	Select Comfort Corporation
Ethan Allen Interiors, Inc.	La-Z-Boy, Inc.	Steelcase, Inc.
Hill-Rom Holdings, Inc.	Leggett & Platt, Inc.	Tempur-Pedic International, Inc.

Post−Employment Compensation
Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentive Bonus payments continue if the NEO leaves employment as the result of death, disability or retirement.

Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to our ongoing success, as it helps link the interests of senior management and our shareholders. Stock ownership requirements apply to the nine members of the Executive Leadership Team; who are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

•	President and Chief Executive Officer 6 times base salary

•	Corporate Officers with LTIP target equal to or greater than 100% 4 times base salary

•	Certain other direct reports to the CEO 3 times base salary

Until the executive meets the ownership guidelines, 40% of the pretax spread value of vested restricted stock, performance shares, restricted stock units, deferred stock, and 40% of the pretax spread value of exercised stock options must be retained in company stock. Compliance with the requirements is determined at each time an executive disposes of company stock.

Tally Sheet Review
The Committee reviewed executive compensation tally sheets provided by Pearl Meyer with respect to each Corporate Officer which reflected the total direct compensation to the NEOs and also information relating to all other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that our compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.

Herman Miller, Inc., and Subsidiaries 39

Compensation Discussion and Analysis (continued)
Termination and Retention Payments
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have agreed to pay Corporate Officers severance if they are terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the Published Survey Data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)	David Brandon	John R. Hoke III

40 2016 Proxy Statement

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended May 28, 2016 (2016), May 30, 2015 (2015) and May 31, 2014 (2014). The details of the Company's executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian C. Walker	2016	896,635	1,800,797	612,500	1,287,926		116,742	4,714,600
President and Chief Executive Officer	2015	870,289	1,731,868	587,998	440,714		150,142	3,781,011
	2014	834,616	1,474,217	499,998	748,149	29,798	134,425	3,721,203
Jeffrey M. Stutz	2016	336,538	122,480		314,226		11,432	784,676
EVP and Chief Financial Officer	2015	249,327	96,210		80,882		7,997	434,416
Gregory J. Bylsma	2016	426,904	478,629		437,662		42,984	1,386,179
EVP and Chief Operating Officer,	2015	405,385	445,968		170,951		48,453	1,070,757
Herman Miller Work and Learning	2014	392,308	368,540		228,598	14,854	53,655	1,057,955
Andrew J. Lock(5)	2016	386,188	371,695		346,899	59,521	90,709	1,255,012
EVP and President, Herman Miller	2015	398,054	349,624		203,047	200,388	146,387	1,297,500
International	2014	394,435	276,513		172,900	110,486	98,014	1,052,348
B. Ben Watson	2016	391,923	283,019		354,377		60,450	1,089,769
Executive Creative Director

(1)
For all NEOs amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9 of the Company's consolidated financial statements for the fiscal year ended May 28, 2016 included in our Annual Report on Form 10-K.

(2)
Includes the amounts earned in fiscal 2016 and paid in fiscal 2017 under the Executive Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis for the NEOs. Certain executives have elected to defer a part of the bonus under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding Company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(3)	Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company's Retirement Plans.

(4)	The amounts for fiscal 2016 for all other compensation are described in the table below.

(5)
All amounts reported for Mr. Lock were paid to him in British pounds sterling. The U.S. dollar value of the amounts paid to him for the fiscal year ended May 28, 2016 is calculated based on the average annual conversion rate for fiscal 2016 - £1=$1.4955.

	Bundled Benefits(a)	Car allowance (UK only)	Payment in lieu of Pension Contribution	Dividends on restricted stock	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Nonqualified Deferred Compensation Contribution(b)	Total Other Compensation
Brian C. Walker	19,435				2,809		94,498	116,742
Jeffrey M. Stutz	518				903		10,011	11,432
Gregory J. Bylsma	11,643				2,657		28,684	42,984
Andrew J. Lock(c)	5,677	13,370	71,662					90,709
B. Ben Watson	31,997				2,578		25,875	60,450

(a)
Bundled Benefits are provided on a calendar year basis and include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Benefits for Mr. Watson include the approved amount for calendar 2016 plus carryover for calendar years 2015 and 2014.

(b)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

(c)
Mr. Lock serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom, which are different from the benefits in the United States. His benefits include medical insurance, car allowance, spouse travel, and contributions to a pension plan. All amounts are converted from GBP to USD at the average annual conversion rate for fiscal 2016 - £1=$1.4955.

Herman Miller, Inc., and Subsidiaries 41

Grants of Plan-Based Awards
The Grant of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2016 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2015. The Compensation Discussion and Analysis provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading LTI Grants Awarded in Fiscal 2016).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian C. Walker	07/13/15				0	21,099	42,198				575,792
	07/13/15				0	17,466	34,932				612,501
	07/13/15							21,099			612,504
	07/13/15								91,070	29.03	612,500
		0	896,635	1,793,270
Jeffrey M. Stutz	07/13/15				0	1,435	2,870				39,161
	07/13/15				0	1,188	2,376				41,661
	07/13/15							1,435			41,658
		0	218,750	437,500
Gregory J. Bylsma	07/13/15				0	5,608	11,216				153,042
	07/13/15				0	4,642	9,284				162,787
	07/13/15							5,608			162,800
		0	277,487	554,974
Andrew J. Lock	07/13/15				0	4,355	8,710				118,848
	07/13/15				0	3,605	7,210				126,421
	07/13/15							4,355			126,426
		0	251,853	503,706
B. Ben Watson	07/13/15				0	3,316	6,632				90,494
	07/13/15				0	2,745	5,490				96,262
	07/13/15							3,316			96,263
		0	254,750	509,500

(1)
Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EBITDA targets and are set forth in the Summary Compensation Table above.

(2)
The performance share units represent the right to receive shares of the Company's common stock, and such shares are to be issued to participants at the end of a measurement period beginning in the year that performance shares are granted. The units reflect the number of shares of common stock that may be issued if certain EBITDA (earnings before interest, taxes, depreciation and amortization) and TSR return goals are met. The PSU provides that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon performance relative to the established EBITDA and TSR goals, respectively, and cliff vest after three years.

(3)
The restricted stock units represent the right to receive shares of the Company's common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(4)	Each option has a term of ten years and vests pro rata over three years.

(5)	Stock options are awarded at an option price not less than the market value of the Company's common stock at the grant date in accordance with the LTI Plan.

(6)
Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

42 2016 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 28, 2016. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian C. Walker	07/24/06	20,066		30.536	07/24/16
	07/24/07	67,750		31.840	07/24/17
	07/18/11	48,280		25.750	07/18/21
	07/15/13	31,217	15,612	28.740	07/15/23	18,338	580,214	30,693	971,127
	07/14/14	25,316	50,638	30.220	07/14/24	20,146	637,419	34,977	1,106,672
	07/13/15		91,070	29.030	07/13/25	21,428	677,982	38,565	1,220,197
Jeffrey M. Stutz	07/19/10	1,877		17.300	07/19/20
	01/19/11	646		25.060	01/19/21
	07/18/11	1,773		25.750	07/18/21
	07/17/12	3,888		18.170	07/17/22
	07/15/13					1,076	34,045	1,801	56,984
	07/14/14					1,119	35,405	1,943	61,477
	07/13/15					1,457	46,099	2,623	82,992
Gregory J. Bylsma	07/24/07	2,724		31.840	07/24/17
	07/18/11	4,310		25.750	07/18/21
	07/17/12	17,907		18.170	07/17/22	3,221	101,912
	07/15/13					4,584	145,038	7,673	242,774
	07/14/14					5,187	164,117	9,007	284,981
	07/13/15					5,695	180,190	10,250	324,310

Herman Miller, Inc., and Subsidiaries 43

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andrew J. Lock	07/24/06	13,378		30.536	07/24/16
	07/24/07	9,937		31.840	07/24/17
	07/18/11	4,199		25.750	07/18/21
	07/17/12	18,292		18.170	07/17/22	2,147	67,931
	07/15/13					3,439	108,810	5,757	182,151
	07/14/14					4,067	128,680	7,061	223,410
	07/13/15					4,423	139,944	7,960	251,854
B. Ben Watson	07/18/11	7,388		25.750	07/18/21
	07/17/12	9,363		18.170	07/17/22
	07/15/13					2,906	91,946	4,864	153,897
	07/14/14					3,169	100,267	5,503	174,115
	08/14/14					414	13,099
	07/13/15					3,368	106,564	6,061	191,770

(1)	Options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
The 07/17/12 awards issued to Mr. Bylsma for 3,221 and Mr. Lock for 2,147 reflect credited dividends through the end of fiscal 2016 and cliff vest after five years. The remaining awards reflect credited dividends through the end of fiscal 2016 and cliff vest after three years.

(3)	Assumes a stock price of $31.64 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2016.

(4)	The Performance Share Unit awards cliff vest after three years, depending upon the achievement of certain EBITDA and TSR return goals.

44 2016 Proxy Statement

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2016 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian C. Walker	63,114	809,121	51,276	1,499,821
Jeffrey M. Stutz			2,947	86,203
Gregory J. Bylsma	2,676	3,249	19,350	565,985
Andrew J. Lock			20,975	613,511
B. Ben Watson			10,947	320,205

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the Company's common stock on the vesting date.

Herman Miller, Inc., and Subsidiaries 45

Pension Benefits
The Pension Benefits table below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2016.
The retirement plans are described in the Compensation Discussion and Analysis.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Andrew J. Lock(1)	Herman Miller Limited Retirement Plan	14	1,362,550

(1)	Mr. Lock was covered from 1990-2002 and beginning again during fiscal 2011 under the UK Pension Plan.

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	106,988	94,498	71,937		2,303,247
Jeffrey M. Stutz	12,523	10,011	(619)		83,608
Gregory J. Bylsma	56,157	28,684	2,020	(65,188)	317,750
Andrew J. Lock			68,703		304,445
B. Ben Watson	23,515	25,875	(665)		227,858

(1)
Amounts in this column represent the deferral of base salary earned in fiscal 2016 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2015 and paid in fiscal 2016 under the Executive Incentive Cash Bonus Plan which was included in the fiscal 2015 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases (decreases) in value of the employee's account during the year, based upon deemed investment of deferred amounts.

The Company's Nonqualified Deferred Compensation Plan, which was terminated in fiscal 2007, allowed certain employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vested over three years and vesting was dependent upon the executive remaining employed with the Company. Amounts deferred were converted into units having the same value as the Company's stock and were credited with amounts at the same rate as the Company's dividend on its common stock. Units are converted into shares of the Company's common stock at the time of distribution.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008, which replaced the Company's Nonqualified Deferred Compensation Plan. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed to the Company’s tax-qualified 401(k) plan had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan, except for our common stock, which is not an investment option under the Plan.

46 2016 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies both the estimated payments that would be made to each NEO in the event of his termination by the Company without cause, and in the event of his termination under circumstances that would trigger payments under the change in control agreements, in each case assuming that termination occurred May 28, 2016. The table also provides information regarding the incremental amounts that would have vested and become payable on May 28, 2016, if a change in control occurred on that date or if the NEO's employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, or retirement or in connection with a change in control in which a termination occurs are illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Brian C. Walker	Cash Severance				1,350,000	5,400,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	1,895,600	1,895,600	—	1,125,832	1,895,600
	Performance Shares(1)	1,609,675	1,609,675	—	1,609,675	4,072,724
	Unexercisable Options	—	—	—	—	354,873
	Total	3,505,275	3,505,275		2,735,507	6,323,197
	Retirement Benefits(2)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				23,400	46,800
	Outplacement				25,000	25,000
	Total				48,400	71,800
	Total	3,505,275	3,505,275		4,133,907	11,794,997
Jeffrey M. Stutz	Cash Severance				525,000	1,155,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	115,576	115,576	—	66,610	115,576
	Performance Shares(1)	92,677	92,677	—	92,677	255,120
	Unexercisable Options
	Total	208,253	208,253		159,287	370,696
	Retirement Benefits(2)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				22,107	29,476
	Outplacement				25,000	25,000
	Total				47,107	54,476
	Total	208,253	208,253		731,394	1,580,172

Herman Miller, Inc., and Subsidiaries 47

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Gregory J. Bylsma	Cash Severance				645,000	1,419,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	591,275	591,275	—	365,466	591,275
	Performance Shares(1)	406,679	406,679	—	406,679	1,057,354
	Unexercisable Options
	Total	997,954	997,954		772,145	1,648,629
	Retirement Benefits(2)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				23,400	31,200
	Outplacement				25,000	25,000
	Total				48,400	56,200
	Total	997,954	997,954		1,465,545	3,123,829
Andrew J. Lock	Cash Severance				616,620	1,356,564
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	445,380	445,380	422,057	272,372	445,380
	Performance Shares(1)	310,060	310,060	594,002	310,060	815,651
	Unexercisable Options
	Total	755,440	755,440	1,016,059	582,432	1,261,031
	Retirement Benefits(2)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				10,205	13,607
	Outplacement				25,000	25,000
	Total				35,205	38,607
	Total	755,440	755,440	1,016,059	1,234,257	2,656,202
B. Ben Watson	Cash Severance				589,500	1,296,900
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	91,948	91,948	—	86,840	91,948
	Performance Shares(1)	254,440	254,440	—	254,440	641,682
	Unexercisable Options
	Total	346,388	346,388		341,280	733,630
	Retirement Benefits(2)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				4,815	6,420
	Outplacement				25,000	25,000
	Total				29,815	31,420
	Total	346,388	346,388		960,595	2,061,950

48 2016 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

(1)
Performance shares vest based on actual performance, estimated performance at the end of fiscal year 2016 are as follows: TSR performance shares granted in 2013 = 81.41% of target, Herman Miller Value Added performance shares granted in 2013 = 138% of target, TSR performance shares granted in 2014 = 70.45% of target, Herman Miller Value Added performance shares granted in 2014 = 95% of target, TSR performance shares granted in 2015 = 200% of target, and Herman Miller Value Added performance shares granted in 2015 = 140% of target.

(2)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

Potential Payments upon Termination without Change in Control
The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.

The Executive Long-Term Disability Plan provides a monthly benefit to an executive of 60% of their two year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of May 28, 2016 as long as they are disabled or until age 65.
Potential Payments upon Termination in Connection with Change in Control
In fiscal 2016, each NEO was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company's stock, (2) when a majority of the Board of Directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company's assets or a liquidation in which the Company does not maintain certain control thresholds.

An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) has his or her employment with the Company terminated by the Company for reasons other than cause or (2) voluntarily terminates his or her employment if (a) the responsibilities of his or her job are significantly reduced, (b) the base salary or bonus he or she receives is reduced, (c) the benefits he or she receives are reduced by more than 5 percent, (d) the location of his or her job is relocated more than 50 miles from its current location, or (e) the obligations of the change in control agreement is not assumed by any successor company.

If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to three times the amount described below and in the case of all other NEOs the payment is equal to two times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive's base salary plus (b) the greater of the executive's actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.

The Company has no obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

To receive the payments, the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.
Accelerated Vesting upon Death, Disability, Retirement or Change in Control
Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so-called single trigger payment

Herman Miller, Inc., and Subsidiaries 49

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.
Key Executive Deferred Compensation Plan
The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his or her death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.
Long-Term Incentive Plan
Under our 2011 Long-Term Incentive Plan, except as otherwise provided in an award agreement, in the event of a change in control transaction, awards that are not assumed or continued (other than performance-based awards) will be deemed to be immediately vested, or at the Committee's election, it may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under a change in control transaction in which awards are not assumed, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance-to-date. Conversely, and except as otherwise provided in an award agreement, upon a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards; those outstanding awards will be subject to accelerated vesting if, within a one-year period following the change in control, the participant's employment is terminated without cause or the participant terminates for good reason.

Options granted under the LTI Plan to the extent vested at the date of death or disability remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. If an employee retires, the options granted prior to fiscal 2013 to the extent vested remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. For options granted beginning in fiscal 2013, the grant will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months they will vest in full. They remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. In all other cases, the vested options terminate three months after the termination of employment.

In the case of restricted stock units, if an employee dies or becomes disabled, units vest immediately. All vest ratably if the employee is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original vesting period. If an employee retires, units will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months, they will vest in full.

Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year, 100 percent of the target performance share grant is subject to vesting.
The Executive Incentive Cash Bonus Plan
The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year to receive a bonus. The employee's bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EBITDA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

50 2016 Proxy Statement

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2016. The standard annual compensation of each director is $155,000 (prorated if a director serves for less than a full year). The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000 and the Nominating and Governance Committee Chair receives an additional $10,000. Non-chair members of the Audit Committee receive an additional $8,000 per year, non-chair members of the Executive Compensation Committee receive an additional $6,000 per year and non-chair members of the Nominating and Governance Committee receive an additional $4,000 per year due to the increased workload of these committees. The Chairman of the Board of Directors receives additional annual compensation of $155,000 and is eligible to participate in the Company's health insurance plan. Brian Walker, the Company's CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual retainer and any chairperson or additional fees (collectively, the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our Company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her Annual Fee in one of the permissible forms of equity.
Stock Compensation Plan
Under our 2011 Long-Term Incentive Plan, nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.
Deferred Compensation Plan
We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits a participant to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. The account is held in a Rabbi Trust. Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director including Company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.
Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company's business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director. Directors are approved to purchase Company product under employee discount pricing.  The value of this perquisite was less than $10,000 for all but one Director whose value has been included in All Other Compensation in the Director Compensation Table.

Herman Miller, Inc., and Subsidiaries 51

Director Compensation (continued)
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Mary Vermeer Andringa	59,000	100,000					159,000
David A. Brandon	76,000	85,000				72,000	233,000
Brenda Freeman	155,000						155,000
Douglas D. French	163,000						163,000
J. Barry Griswell	45,000	125,000					170,000
John R. Hoke III	90,000	71,000					161,000
Lisa A. Kro	87,500	87,500					175,000
Heidi Manheimer	81,500	81,500					163,000
Dorothy A. Terrell	165,000						165,000
David O. Ulrich	159,000						159,000
Michael A. Volkema	310,000						310,000

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts that may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts that they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2016, ten of the directors who received fees contributed a portion to the fund.

(2)
Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9, in the Company's consolidated financial statements for the fiscal year ended May 28, 2016, included in our Annual Report on Form 10-K.

(3)	Represents value received on product purchases under employee discount program.

As of May 28, 2016, each Director had the following aggregate number of outstanding options:

Name	Aggregate Number of Outstanding Options
Mary Vermeer Andringa
David A. Brandon
Douglas D. French
J. Barry Griswell
John R. Hoke III
Lisa A. Kro
Heidi Manheimer
Dorothy A. Terrell	19,083
David O. Ulrich	38,048
Michael A. Volkema

52 2016 Proxy Statement

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain our 2011 Long-Term Incentive Plan (LTI Plan) and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of May 28, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,732,979	$25.6388	4,241,420(1)
Equity compensation plans not approved by security holders
Total	1,732,979	$25.6388	4,241,420(1)

(1)
The number of shares that remain available for future issuance under our plans is 4,241,420 which includes 3,113,798 under the Long-Term Incentive Plan and 1,127,621 under the Employees' Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year.
Certain Relationships and Related Party Transactions
The Board of Directors has adopted a policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide the Nominating and Governance Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Nominating and Governance Committee if the transaction would impact that director's status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Nominating and Governance Committee to the full Board of Directors.

To approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

Herman Miller, Inc., and Subsidiaries 53

Reconciliation of Non-GAAP Financial Measures
This report contains certain non-GAAP financial measures; including Adjusted Earnings per Share ("EPS"), Organic Sales Growth and Adjusted EBITDA.

Adjusted EPS is calculated by excluding from Earnings per Share items that we believe are not indicative of our ongoing operating performance. Such items consist of the following:

•	Non-recurring gains

•	One-time tax impacts

•	Expenses associated with restructuring actions taken to adjust our cost structure to the current business climate

•	Non-cash impairment expenses, and

•	Acquisition-related inventory adjustments and other acquisition expenses

Organic Sales Growth represents the change in sales excluding currency translation effects as well as the impacts of acquisitions and divestitures, if applicable. We present Adjusted EPS and Organic Sales Growth because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations. Adjusted EPS and Organic Sales Growth are not measurements of our financial performance under GAAP and should not be considered an alternative to EPS and Reported Sales Growth under GAAP. Adjusted EPS and Organic Sales Growth have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of Adjusted EPS and Organic Sales Growth should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing prominence of our GAAP results and using adjusted results only as a supplement.

Adjusted EBITDA is calculated by excluding depreciation, amortization, interest expense, income taxes and other net income or expense from Current Year Net Income.

The following table reconciles EPS to Adjusted EPS for the years indicated:

	Fiscal Year Ended
	May 28, 2016	May 30, 2015
Earnings per Share - Diluted	$2.26	$1.62
Less: Non-recurring gains	(0.09)
Less: One-time tax impact		(0.07)
Add: Restructuring and impairment expense	—	0.17
Add: Acquisition-related inventory adjustments	—	0.08
Add: Acquisition expenses	—	0.02
Adjusted EPS	$2.17	$1.82

The following table reconciles Sales for the ELA segment to Organic Sales Growth for the segment:

	Fiscal Year Ended
(Dollars In millions)	May 28, 2016	May 30, 2015
Net Sales ELA Segment, as reported	$412.6	$409.9
Proforma Adjustments
Currency Translation Effects	26.1
Net Sales ELA Segment, proforma	$438.7	$409.9
% Change from Prior Year	7.0%	8.8%

54 2016 Proxy Statement

Reconciliation of Non-GAAP Financial Measures (continued)
The following table reconciles Current Year Net Income to Adjusted EBITDA used for the Annual Executive Incentive Cash Bonus:

Fiscal Year Ended
(Dollars In millions)	May 28, 2016
Current Year Net Income	$136.7
Standard Add Backs:
Interest Expense	15.4
Income Taxes	59.5
Depreciation and Amortization	53.0
EBITDA	$264.6
Standard Adjustments per Guidelines
Amortization of Previously Excluded Restructuring	(0.8)
Non-Standard Adjustments Requiring Approval
Gain on Sale of UK Facility	(4.0)
Gain on Divestiture of Australian Dealership	(2.1)
Adjusted EBITDA	$257.7

Herman Miller, Inc., and Subsidiaries 55

Submission of Shareholder Proposals for the 2017 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2017 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than May 2, 2017.

Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2017 annual meeting must be received in writing by our secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 12, 2017 and no later than July 12, 2017. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2016 Annual Meeting.
Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended May 28, 2016, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2016 Annual Meeting of Shareholders and the 2016 Form 10-K (Annual Report) as well as the Proxy Statement, both filed with the Securities and Exchange Commission, are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your registered holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
H. Timothy Lopez, Secretary
August 30, 2016

56 2016 Proxy Statement